Exhibit 32

Certifications
Pursuant to 18 U.S.C. § 1350, each of the undersigned officers of AMC Networks Inc. (“AMC Networks”) hereby certifies, to such officer’s knowledge, that AMC Networks’ Annual Report on Form 10-K for the period ended December 31, 2021 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of AMC Networks.

Date:	February 16, 2022	By:	/s/ Matthew Blank
Matthew Blank
Interim Chief Executive Officer

Date:	February 16, 2022	By:	/s/ Christina Spade
Christina Spade
Chief Operating Officer and Chief Financial Officer